Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Listed below are all subsidiaries of Globe Photos, Inc., with their jurisdictions of organization shown in parentheses.

Capital Art LLC (Delaware)

Photo File, LLC (Nevada)

Globe Photos LLC (Nevada)